UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2013

PEDIATRX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

90 Fairmount Road West, Califon, NJ 07830
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 975-0753

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On April 5, 2013, and pursuant to a purchase and sale agreement dated for reference March 5, 2013, Dr. Cameron Durrant, our President, Chief Executive Officer and director, sold to Constantin Dietrich, a director of our company, 4,250,000 shares of our common stock for total consideration of $51,000. Mr. Dietrich paid the $51,000 purchase price for these shares using cash on hand. In addition, Mr. Dietrich assumed all of Dr. Durrant’s obligations under the Lock-Up Agreement between Dr. Durrant and our company dated February 9, 2011, pursuant to which 2,833,333 of the 4,250,000 shares sold by Dr. Durrant remain “locked up”. Our company has consented to the transfer of the shares and to the assignment and assumption of the obligations under the Lock-Up Agreement.

Also on April 5, 2013, and pursuant to a purchase and sale agreement dated for reference March 8, 2013, David Tousley, our former Chief Financial Officer, Secretary, Treasurer and director, sold to Joseph Carusone, our Vice President, Investor Relations and a member of our Board of Directors, 400,000 shares of our common stock for total consideration of $9,600. Mr. Carusone paid the $9,600 purchase price for these shares using cash on hand. In addition, Mr. Carusone assumed all of Mr. Tousley’s obligations under the Lock-Up Agreement between Mr. Tousley and our company dated February 9, 2011, pursuant to which 266,666 of the 400,000 shares sold by Mr. Tousley remain “locked up”. Our company has consented to the transfer of the shares and to the assignment and assumption of the obligations under the Lock-Up Agreement.

Also on April 5, 2013, and pursuant to a purchase and sale agreement dated for reference April 5, 2013, OPEX Energy Corp., an Alberta corporation of which Joseph Carusone, our Vice President, Investor Relations and member of our Board of Directors, is President and director, sold to Mr. Carusone 600,000 shares of our common stock for total consideration of $7,200. Mr. Carusone paid the $7,200 purchase price for these shares using cash on hand.

After adjustment for these purchases, Mr. Dietrich holds approximately 20.40% of our issued and outstanding common stock and Mr. Carusone holds approximately 6.72% of our issued and outstanding common stock.

We have recently decided to expand our operations to include an online media business. To that end, Mr. Dietrich is now being offered a position as Executive Vice President of Business Development, which will allow him to lead our entry into the digital media area. His compensation is expected to include an annual salary of $200,000 plus bonus.

We are not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of our company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Please see the disclosure under Item 5.01 of this current report on Form 8-K.

Item 8.01 Other Events.

On March 14, 2013, we repaid all sums due in the aggregate amount of $234,372.63, consisting of principal of $200,000 and accrued interest, under a promissory note made by our company in favor of Benjamin Company S.A. and dated July 26, 2010, as amended by an amendment dated May 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRX INC.

/s/ Cameron Durrant
Cameron Durrant
President, Chief Executive Officer, Chief Financial Officer,
Treasurer and Director

Date: April 8, 2013